Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Provention Bio, Inc. on Form S-3 (No. 333-232995) and Form S-8 (Nos. 333-226814 and 333-230400) of our report dated March 12, 2020, on our audits of the financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 12, 2020